Exhibit 99.1

China Wind Systems, Inc. Approved to List on NASDAQ

Press Release Source: China Wind Systems, Inc. On Monday December 28, 2009, 4:00 pm EST

WUXI, China, Dec. 28 /PRNewswire-Asia-FirstCall/ -- China Wind Systems, Inc. (OTC Bulletin Board: CHWY) ("China Wind Systems" or the "Company"), a leading supplier of forged products and industrial equipment to the wind power and other industries in China, today announced that the Company has received approval to list its common stock on The NASDAQ Stock Market.

China Wind Systems expects to begin trading on The NASDAQ Global Market under the new stock symbol "CWS" on Tuesday, December 29, 2009, until which time its shares will continue to trade on the Over-The-Counter Bulletin Board.

"We are honored to be approved to list on The NASDAQ Global Market, one of the world's most prestigious stock markets," said Mr. Jianhua Wu, Chairman and CEO of China Wind Systems, Inc. "We believe this upgrade to be a clear reflection of our commitment to optimizing our corporate governance and shareholder value. As a result, we anticipate that our Company will attain higher visibility and interest from the investor and media communities."

About China Wind Systems, Inc.

China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China. With its newly finished state-of-the-art production facility, the Company is expected soon to significantly increase its shipment of high-precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com .. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov ). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

    For more information, please contact:

    Company Contact:

     Mr. Leo Wang
     Chief Financial Officer
     China Wind Systems, Inc.
     Tel:   +1-877-224-6696 x705
     Email: leo.wang@chinawindsystems.com
     Web:   www.chinawindsystems.com

    Investor Relations Contact:

     Mr. Shaun Smolarz
     Financial Writer
     CCG Investor Relations
     Tel:   +1-646-701-7444
     Email: shaun.smolarz@ccgir.com

     Mr. Crocker Coulson
     President
     CCG Investor Relations
     Tel:   +1-646-213-1915 (NY office)
     Email: crocker.coulson@ccgir.com
     Web:   www.ccgirasia.com